Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in this Registration Statement on Form S-3 for Rosehill Resources Inc., and to the use of information from, and the inclusion of, our report, dated January 19, 2017, with respect to the estimates of the proved reserves, future production and income as of December 31, 2016 attributable to certain leasehold and royalty interests contributed by Tema Oil and Gas Company to Rosehill Operating Company LLC in this Registration Statement. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement and related prospectus.

/s/ Ryder Scott Company, LP
RYDER SCOTT COMPANY, LP
TBPE Firm Registration No. F-1580

Houston, Texas

May 4, 2017